NEWS RELEASE		FOR IMMEDIATE RELEASE

FOR:	Mylan Laboratories Inc.	FOR FURTHER INFORMATION
	1500 Corporate Drive, Suite 400	Contact :	Kris King
	Canonsburg, PA 15317-8574		724-514-1800

Mylan Reports Record EPS, Revenues and Net Earnings
For the Fourth Quarter and Fiscal 2003

Financial Highlights

  Record diluted earnings per share of $1.45 for fiscal 2003 and $.40 for the fourth quarter, compared to $1.36 and $.35, respectively, in the prior year.
  Net revenues increased by 15% to a record $1.27 billion for fiscal 2003 and 25% to a record $353.7 million for the fourth quarter.
  Net earnings increased 5% to $272.4 million for fiscal 2003 and 10% to $73.8 million for the fourth quarter, both record highs.
  Mylan's Generic Segment exceeded $1 billion in annual net revenues for the first time in the Company's history.
  Mylan confirmed its previously announced fiscal 2004 earnings guidance of $1.59 to $1.69 per diluted share.

PITTSBURGH, PA - May 8, 2003 - Mylan Laboratories Inc. (NYSE: MYL) announced today financial results for the fiscal year and fourth quarter ended March 31, 2003, which included record results for both periods. Net revenues for the fiscal year increased 15% to a record $1.27 billion from $1.10 billion in the prior year. Net revenues for the fourth quarter increased 25% to a record $353.7 million from $282.6 million for the same prior year period.

Net earnings for the fiscal year ended March 31, 2003, increased 5% to $272.4 million from $260.3 million in the prior year. Diluted earnings per share for fiscal 2003 were $1.45 per share compared to $1.36 in fiscal 2002, an increase of 7%. Net earnings for the fourth quarter were $73.8 million compared to $67.3 million for the same prior year period, an increase of 10%. Diluted earnings per share increased 14% to $.40 per share in the current quarter from $.35 per share.

"2003 was a milestone year in terms of revenue and earnings for Mylan," commented Robert J. Coury, Vice Chairman and Chief Executive Officer. "Our generic business continued its strong growth, exceeding one billion in sales for the first time ever. At the same time, Bertek Pharmaceuticals, our branded business, successfully launched a significant new product and continued to grow its existing core products."

Net revenues for Mylan's Generic Segment were $1.01 billion in fiscal 2003 compared to $971.1 million in fiscal 2002, an increase of $41.5 million or 4%. The increase in net revenues was achieved despite the expiration of exclusivity on buspirone in March 2002, which contributed net revenues of $167.7 million in fiscal 2002. Excluding sales of buspirone in both periods, net revenues in fiscal 2003 would have increased 24% over the prior fiscal year.

The Brand Segment reported record net revenues of $256.6 million compared to $133.0 million in fiscal 2002, an increase of $123.6 million or 93%. The increase in net revenues is attributable to the launch of Amnesteem(R) and the growth of existing products including Digitek(R), phenytoin and Avita(R). Amnesteem was launched late in the third quarter of fiscal 2003, and contributed net revenues of $61.2 million for the fiscal year.

The fourth quarter and fiscal 2003 results included the resolution of three legal matters which in the aggregate did not significantly impact Mylan's financial position or results of operations. In January 2003, Mylan announced that it had reached an agreement with Bristol Myers Squibb to resolve all outstanding disputes between the companies involving buspirone and paclitaxel. As part of the settlement, Mylan received a one-time payment of $35.0 million. In March 2003, Mylan reached a tentative settlement of a class action lawsuit concerning Mylan's 1998 lorazepam and clorazepate anti-trust litigation and received an arbitration decision in a dispute involving verapamil. The anti-trust settlement was for $35.0 million, of which Mylan is responsible for up to $27.9 million, with the remainder to be paid by the other co-defendants. The $27.9 million, along with $4.2 million plus interest to be paid as a result of the verapamil arbitration, was included in expense in the current quarter. The net effect of the resolution of these three legal matters was a gain of $2.4 million during the quarter.

"We are pleased to have resolved these outstanding legal matters as we begin our next fiscal year," stated Mr. Coury. "In addition, subsequent to the end of fiscal 2003, we reached a tentative agreement to receive an additional $10.0 million from the other co-defendants, further reducing our $27.9 million liability under the lorazepam and clorazepate litigation."

Segment Information

	Three Months Ended			Fiscal Year Ended
	March 31,			March 31,
	2003	2002	Change	2003	2002	Change
Net Revenues (in millions)
Generic Segment	$ 248.8	$ 247.1	1%	$ 1,012.6	$ 971.1	4%
Brand Segment	104.9	35.5	195%	256.6	133.0	93%
Total	$ 353.7	$ 282.6	25%	$ 1,269.2	$ 1,104.1	15%

Generic Segment

Net revenues for the fiscal year ended March 31, 2003, increased 4% or $41.5 million to $1.01 billion from $971.1 million for the prior fiscal year. The increase in net revenues in fiscal 2003 was realized despite the loss of exclusivity on buspirone. During the prior year, the Company had market exclusivity with respect to buspirone 15mg and 30mg. Following the expiration of such exclusivity, which occurred in March 2002, buspirone experienced price and volume erosion which is considered normal in the generic industry. Excluding revenue from buspirone, net revenues for fiscal 2003 increased $188.9 million or 24%, due to new products launched during the fiscal year, as well as increased volume and favorable pricing on existing products. New products accounted for $79.5 million, or approximately 42% of the increase in net revenues excluding buspirone, with the remaining increase attributable to growth from the Company's existing product portfolio.

Gross profit for fiscal 2003 decreased $21.6 million to $531.1 million from $552.7 million, primarily attributable to the lower gross profit related to buspirone. Earnings from operations for fiscal 2003 were $454.0 million compared to $483.1 million for the prior year, a decrease of 6% or $29.0 million. The decrease in earnings from operations was driven primarily by the lower gross profit and an increase in research and development expenses. The increase in research and development expense was the result of an increase in clinical studies being performed to expand the development platform.

Net revenues for the fourth quarter increased 1% to $248.8 million from $247.1 million for the same prior year period. Excluding revenue from buspirone, net revenues for the quarter ended March 31, 2003 increased $43.9 million or 22%. The increase was primarily attributable to new products launched in fiscal 2003, which contributed revenues of $30.3 million.

Gross profit for the quarter decreased $7.6 million to $135.0 million from $142.6 million which was primarily attributable to lower gross profit related to buspirone. Earnings from operations were $114.3 million for the quarter compared to $126.6 million for the prior year quarter, a decrease of 10% or $12.3 million. The lower earnings from operations were primarily a result of the lower gross profit along with an increase in research and development expenses.

Brand Segment

For fiscal 2003, the Brand Segment reported net revenues of $256.6 million, an increase of 93% or $123.6 million from $133.0 million in the prior fiscal year. The increase in net revenues was the result of the launch of Amnesteem and growth in the Company's existing portfolio of products including Digitek, phenytoin and Avita. Gross profit for fiscal 2003 increased $69.1 million or 97% to $140.3 million from $71.2 million. Earnings from operations were $32.7 million compared to a loss from operations of $16.2 million in the prior year.

Brand Segment operating expenses for fiscal 2003 increased 23% or $20.2 million to $107.6 million from $87.4 million. The increase was attributable to higher research and development expenses due to ongoing clinical studies related to nebivolol, and increased selling and marketing expenses related to the launch of Amnesteem. These increases were partially offset by lower general and administrative expenses.

The Brand Segment realized record net revenues for the current quarter of $104.9 million, an increase of $69.4 million. The launch of Amnesteem accounted for approximately 67% of the increase in net revenues, while existing products continued to grow. As a result of the increase in net revenues, gross profit for the fourth quarter increased $34.2 million to $52.5 million.

Earnings from operations for the fourth quarter were $21.2 million compared to $0.3 million for the same prior year period. The increase was the result of higher gross profit, partially offset by increased operating expenses, primarily research and development. Research and development expenses increased $11.1 million as a result of clinical studies related primarily to nebivolol.

Corporate/Other Segment

General and administrative expenses for fiscal 2003 were $75.1 million, an increase of $3.4 million from the prior year. Other income for fiscal 2003 was $12.5 million compared to $13.1 million in the prior year. General and administrative expenses for the fourth quarter of fiscal 2003 increased $11.0 million to $26.3 million, primarily due to increased legal costs associated with the litigation settlements previously discussed. Other income increased $11.5 million to $5.2 million for the current quarter versus $6.3 million of expense in the prior year. This increase was due to the performance of investments accounted for under the equity method, as well as realized gains from the sale of certain marketable securities.

Fiscal 2004 Earnings Guidance

Mylan confirmed its previously announced fiscal 2004 earnings guidance of $1.59 to $1.69 per diluted share. In addition to confirming its fiscal 2004 earnings guidance, the Company also noted that going forward it will provide only annual earnings guidance and adjust such earnings guidance as necessary.

Annual Meeting of Shareholders

The Annual Meeting of Shareholders will be held on Friday, July 25, 2003 at 10:00 am EDT at the Westin Convention Center, Pittsburgh, Pennsylvania.

Conference Call and Live Webcast

Mylan will host a conference call and live webcast to discuss its fiscal 2003 earnings today at 10:00 am EDT. The dial-in number to access the live call is (719) 457-2679. A replay of the conference call will be available until 12:00 pm EDT, May 15, 2003 at (719) 457-0820, access code 426275. To access the live webcast, please visit Mylan's website at www. mylan.com and click on the webcast icon. A replay of the webcast will be available until 12:00 pm EDT, May 15, 2003.

Forward Looking Statements

The statements made in this press release, in filings made with the SEC, on our website, or in other contexts (including statements made by our authorized representatives, either orally or in writing), are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which include:

    any statement regarding possible or assumed future results of operations of our business, the markets for our products, anticipated expenditures, regulatory developments or competition;
    any statement preceded by, followed by or that includes the words "intends", "estimates," "believes," "expects," "anticipates," "should," "could," or the negative or other variations of these or similar expressions; and
    other statement regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual future results to differ materially from historic or expected results or that could cause market prices of our common stock to decline include, but are not limited to:

  our ability to successfully develop, license or otherwise acquire and introduce new products on a timely basis in relation to competing product introductions;
  our ability to obtain required FDA approvals for new products on a timely basis;
  uncertainties regarding continued market acceptance of and demand for our products;
  our periodic dependence on a relatively small group of products as a significant source of our net revenue or net income;
  the effects of vigorous competition on commercial acceptance of our products and their pricing;
  the high cost and uncertainty associated with compliance with extensive regulation of the pharmaceutical industry;
  the significant research and development expenditures we make to develop products, the commercial success of which is uncertain;
  the possible loss of business from our concentrated customer base;
  the potential costs and product introduction delays that may result from use of legal, regulatory and legislative strategies by our competitors;
  our dependence on third party suppliers and distributors for the raw materials, particularly the chemical compound(s) which produces the desired therapeutic effect, the active ingredient we use to manufacture our products;
  the possible negative effects of any interruption of manufacturing of our generic products at our principal facility;
  the effects of consolidation of our customer base;
  uncertainties regarding patent, intellectual and other proprietary property protections;
  the expending of substantial resources associated with litigation involving patent or other intellectual property protection of competing products;
  possible reductions in reimbursement rates for pharmaceutical products;
  our exposure to lawsuits and contingencies associated with our business;
  our exposure to risks inherent in acquisitions or joint ventures;
  our ability to attract and retain key personnel;
  possible adverse effects resulting from any significant decline in the value of securities that we hold or from uninsured losses of funds;
  uncertainties and matters beyond the control of management, which could affect the Company's earnings guidance, as well as the subjectivity inherent in any probability weighted analysis underlying our assumptions and estimates with respect to the future; and
  inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements in accordance with GAAP and related standards.

The cautionary statements referred to above should be considered in connection with any subsequent written or oral forward-looking statements that may be made by us or by persons acting on our behalf and in conjunction with our periodic SEC filings. In addition, we refer to the cautionary statements and risk factors mentioned in Item 7 of our Form 10-K for the year ended March 31, 2002, and our most recently filed Form 10-Q. We undertake no duty to update our forward-looking statements, even though our situation may change in the future.

Mylan Laboratories Inc. is a leading pharmaceutical company that develops, manufactures and markets generic and proprietary prescription products. Mylan has two operating segments that market an extensive line of generic and branded products through four business units: Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories, Inc. and Bertek Pharmaceuticals Inc. For more information about Mylan, visit www. mylan.com.

MYLAN LABORATORIES INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31, 2003	March 31, 2002	March 31, 2003	March 31, 2002

Net revenues	$ 353,686	$ 282,598	$ 1,269,192	$ 1,104,050
Cost of sales	166,160	121,667	597,756	480,111
Gross profit	187,526	160,931	671,436	623,939

Operating expenses:
Research and development	26,795	12,160	86,748	58,847
Selling and marketing	17,027	15,238	65,625	59,913
General and administrative (1)	34,425	21,878	107,445	110,000
Litigation settlements, net	(2,370)	-	(2,370)	-
Total operating expenses	75,877	49,276	257,448	228,760
Earnings from operations	111,649	111,655	413,988	395,179

Equity in loss of Somerset	(223)	(1,229)	(4,573)	(4,719)
Other income (expense), net	5,413	(5,037)	17,098	17,863
Earnings before income taxes	116,839	105,389	426,513	408,323
Provision for income taxes	42,996	38,098	154,160	148,072
Net earnings	$ 73,843	$ 67,291	$ 272,353	$ 260,251

Earnings per common share:
Basic	$ 0.41	$ 0.36	$ 1.47	$ 1.38
Diluted	$ 0.40	$ 0.35	$ 1.45	$ 1.36

Weighted average common shares:
Basic	182,118	189,159	185,859	188,288
Diluted	185,687	191,805	188,220	191,052

(1) Due to the April 1, 2002, adoption of Statement of Financial Accounting Standard ("SFAS") No. 142, Goodwill and Other Intangible Assets, goodwill and certain other intangible assets are no longer amortized. General and administrative expenses for the three months and fiscal year ended March 31, 2002 include amortization expense of $1,801 and $7,204 for goodwill and certain other intangibles. Excluding such expense would increase net earnings to $69,092 and $267,455 and diluted earnings per share to $.36 and $1.40.

MYLAN LABORATORIES INC. AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(in thousands)

	March 31, 2003	March 31, 2002
Assets:
Current assets:
Cash and cash equivalents	$ 258,902	$ 160,790
Marketable securities	427,904	456,266
Accounts receivable, net	187,587	150,054
Inventories	237,777	195,074
Other current assets	116,041	104,461
Total current assets	1,228,211	1,066,645
Non-current assets	517,012	554,628
Total assets	$ 1,745,223	$ 1,621,273

Liabilities:
Current liabilities	$ 265,771	$ 177,681
Non-current liabilities	33,120	41,353
Total liabilities	298,891	219,034
Total shareholders' equity	1,446,332	1,402,239
Total liabilities and shareholders' equity	$ 1,745,223	$ 1,621,273

MYLAN LABORATORIES INC. AND SUBSIDIARIES
Segment Results
(in thousands)

	Three Months Ended		Fiscal Year Ended
	March 31, 2003	March 31, 2002	March 31, 2003	March 31, 2002

Consolidated:
Net revenues	$ 353,686	$ 282,598	$ 1,269,192	$ 1,104,050
Cost of sales	166,160	121,667	597,756	480,111
Gross profit	187,526	160,931	671,436	623,939
Research and development	26,795	12,160	86,748	58,847
Selling and marketing	17,027	15,238	65,625	59,913
General and administrative	34,425	21,878	107,445	110,000
Litigation settlements, net	(2,370)	-	(2,370)	-
Earnings from operations	$ 111,649	$ 111,655	$ 413,988	$ 395,179

Generic Segment:
Net revenues	$ 248,803	$ 247,101	$ 1,012,617	$ 971,075
Cost of sales	113,776	104,479	481,511	418,339
Gross profit	135,027	142,622	531,106	552,736
Research and development	12,602	9,041	44,562	33,814
Selling and marketing	3,082	2,931	11,160	12,430
General and administrative	5,019	4,068	21,341	23,424
Earnings from operations	$ 114,324	$ 126,582	$ 454,043	$ 483,068

Brand Segment:
Net revenues	$ 104,883	$ 35,497	$ 256,575	$ 132,975
Cost of sales	52,384	17,188	116,245	61,772
Gross profit	52,499	18,309	140,330	71,203
Research and development	14,193	3,119	42,186	25,033
Selling and marketing	13,945	12,307	54,465	47,483
General and administrative	3,134	2,587	10,997	14,899
Earnings from operations	$ 21,227	$ 296	$ 32,682	$ (16,212)

Corporate/Other:
General and administrative	$ 26,272	$ 15,223	$ 75,107	$ 71,677
Litigation settlements, net	(2,370)	-	(2,370)	-
(Loss) earnings from operations	$ (23,902)	$ (15,223)	$ (72,737)	$ (71,677)